FOR IMMEDIATE RELEASE

March 8, 2016

PCSV Thrust announces drone racing MOU with uk company Unmanned aerial systems

MOU addresses World Drone Prix sponsorship and overseas drone distribution

Boise, Idaho, March 8th— PCS Edventures!.com, Inc., (PCSV) a leading provider of K-12 Science and Engineering (STEM) programs and leader in the design and manufacturing of precision technology for drone racing and robotics today announced a Memo of Understanding (MOU) with Unmanned Aerial Systems Ltd. (UAS) from the UK.

The MOU establishes a framework between the two companies to promote the PCS Thrust-UAV racing drone, the Riot, at the World Drone Prix FPV race March 9-11, 2016 in Dubai. Prizes total $1MM and teams from around the world will be competing. Thrust-UAV expert Riot pilot, Jose Valez, successfully passed first round qualifying heats Monday and more rounds commence Tuesday. Both companies are committing funds for equipment and operational expenses; the anticipated outcome is significant promotional value for the launch of the Thrust UAV Riot to the mass-market.

In addition to the World Drone Prix collaboration, Thrust and UAS are in exploratory discussions regarding a distribution agreement in which UAS would distribute Thrust products in the UK, EU, and Qatar. FPV drone racing, dubbed “the sport of the future,” is a fast-growing, global market capturing the attention of racing enthusiasts around the world.

Michael Smith, Managing Director of Unmanned Aerial Systems said, “The FPV racing market is moving quickly in the UK, and throughout Europe and the Middle East. The intense focus on performance enhancements we see on a regular basis from Thrust UAV convinced us that the Riot is worth backing, as is the Thrust team.”

EJ Duarte, Thrust UAV Director of R&D, stated “I have had the great pleasure of working closely with UAS for months now and I’m excited to see the Riot performing in a major race venue this month thanks to their confidence and support. Jose Valez is a seasoned pilot that can really push the Riot’s performance envelope and with his support in Dubai I think team Falcon has a great chance to win this event!”

“We’re excited about the European and Middle Eastern markets for FVP racing,” said Joe Egusquiza, Thrust-UAV Business Manager. “I think this is just the beginning of a great relationship with UAS and we are all looking forward to the Riot’s performance in this week’s World Drone Prix in Dubai!”

About Unmanned Aerial Systems

Unmanned Aerial Systems Ltd (UAS) was incorporated in 2013 and focuses on research, market analysis, and the commercial deployment of sophisticated unmanned aerial systems for a range of consumer, professional, and defense based applications. UAS corporate offices are located in London, Hong Kong, and Johannesburg (http://www.unmannedaerialsystems.co.uk).

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCQB: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, actual results could differ materially from such statements.

Contact

Investor Contact: Robert Grover 1.800.429.3110, robert@edventures.com

Investor Relations Web Site: pcsv.global

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